Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH
Up to 3,740,000 Shares of Common Stock
of
WHITE ELECTRONIC DESIGNS CORPORATION
at
$4.25 Net Per Share
by
DESERT EQUITY LP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 16, 2009, UNLESS THE OFFER IS EXTENDED.

August 18, 2009

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated August 18, 2009, and a related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “offer”) relating to the offer by Desert Equity LP, a Delaware limited partnership (the “Purchaser”), to purchase up to 3,740,000 shares of common stock, $0.10 stated value per share (the “shares”), of White Electronic Designs Corporation, an Indiana corporation (the “Company”), on the terms and subject to the conditions set forth in the offer.  The Purchaser's sole general partner is Desert Management LLC, a Delaware limited liability company, whose sole member and manager is Brian R. Kahn.

We are the holder of record of shares held by us for your account.  A tender of those shares can be made only by us as the holder of record and pursuant to your instructions.  The letter of transmittal is furnished to you for your information only and cannot be used to tender shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the shares held by us for your account pursuant to the terms and subject to the conditions set forth in the offer.

 Your attention is directed to the following:

1. The offer price is $4.25 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest thereon, on the terms and subject to the conditions set forth in the offer.

2. The offer and withdrawal rights period will expire at 12:01 a.m., New York City time, on Wednesday, September 16, 2009, unless the offer is extended.

3. The offer is being made for up to 3,740,000 shares.  If more than 3,740,000 shares are tendered and accepted by the Purchaser, the Purchaser will purchase 3,740,000 shares on a pro-rata basis.

4. The undersigned understands that, under the terms of the offer, the Purchaser will be obligated to purchase up to 3,740,000 shares accepted for payment under the offer.

5. The offer is conditioned upon the conditions to the offer described in Section 13 of the Offer to Purchase.

6. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the depositary or the information agent or, except as set forth in Instruction 6 of the letter of transmittal, transfer taxes on the purchase of shares by the Purchaser pursuant to the offer.

If you wish to have us tender any of or all the shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below.  An envelope to return your instructions to us is enclosed.  If you authorize the tender of your shares, all such shares will be tendered unless you otherwise specify below.  Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration date.

In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “depositary”) of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an agent’s message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal.  Accordingly, tendering shareholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE

UP TO 3,740,000 SHARES OF COMMON STOCK

OF

WHITE ELECTRONIC DESIGNS CORPORATION

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated August 18, 2009, and the related letter of transmittal relating to the offer by Desert Equity LP, a Delaware limited partnership, to purchase up to 3,740,000 shares of common stock, $0.10 stated value per share (the “shares”), of White Electronic Designs Corporation, an Indiana corporation.

This will instruct you to tender the number of shares indicated below held by you for the account of the undersigned (or, if no amount is indicated below, all the shares held by you for the account of the undersigned) on the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

Number of shares to be Tendered*

____________________________________shares
Signature(s)

Dated: _______________________________ , 2008

Please Type or Print Name(s)

Address(es) (including Zip Code(s)):

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

_____________
* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.